EXHIBIT 4.04

                1996 MICRO FOCUS SHARE OPTION PLAN ("THE PLAN")

1.    Definitions

      In this Plan:

      (a)   "Board" means the board of directors of the Company;

      (b) "Code" means the United States Internal Revenue Code of 1986 (as amended);

      (c) "The Company" means Micro Focus Group Public Limited Company incorporated in England with number 1709998;

      (d) "Date of Grant" means in relation to any Option, the date on which such option is granted in accordance with Rule 9;

      (e) "Eligible Person" means a person to whom an Option may be granted as defined in Rule 2 below;

      (f) "Group" means the Company and every other company of which the Company has direct or indirect control;

      (g) "Incentive Stock Option" means an Option which qualifies as an incentive stock option within the meaning of Section 422 of the Code;

      (h) "ISO Group" means the Company and any other Company which is a Parent Corporation or Subsidiary Corporation of the Company;

      (i) "Option" means a right granted by the Company in accordance with these Plans to subscribe for Shares;

      (j) "Parent Corporation" means any corporation (other than the Employer Corporation) in an unbroken chain of corporations ending with the Employer Corporation if, at the Date of Grant, each of the corporations other than the Employer Corporation owns stock (or shares) possessing 50% or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;

      (k) "Shares" means fully paid ordinary shares in the capital of the Company;

      (l) "Subsidiary Corporation" means any corporation (other than the Employer Corporation) in an unbroken chain of corporations beginning with the Employer Corporation if, at the Date of Grant, each of the corporations other than the last corporation in the unbroken chain owns stock (or shares) possessing 50% or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;

      (m) "10% Shareholder" means a person who owns shares representing more than 10% of the total combined voting power of all classes of shares in any company which is a member of the ISO Group at the date of grant of an Option;

      (n) "fair market value" means the average of the middle market quotations of a share as derived from the Daily Official List of The London Stock Exchange on the three business days immediately preceding the day on which the option is granted for UK eligible persons and as ascertained in accordance with the provisions of the laws and regulations of the relevant jurisdiction and taxation authority for other eligible persons.


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2.    Persons to whom Options may be granted

      (a) Options may only be granted to persons who devote substantially the whole of their working time to the business of the Group ("Eligible Persons");

      (b) Subject to Rule 6 below Options may be granted to such Eligible Persons as the Board from time to time and in its absolute discretion may determine.

3.    Non-transferability of Options

Options shall be personal to the person to whom they are granted and shall lapse forthwith if they are transferred (otherwise than to personal representatives upon death) assigned, mortgaged, charged or otherwise alienated or if that person is adjudicated bankrupt or does or suffers any other act or thing whereby he or she would or might be deprived of the legal or beneficial ownership of the Options.

4.    Number of Shares available to be put under option

Subject to Rule 13 below (relating to variation in share capital) the total number of Shares in respect of which Options may be granted in the period of three years commencing June 19 1996 in accordance with this Plan may not exceed 757,369 Shares (representing 5% of the issued share capital of the Company on May 3 1996) exclusive of options which have lapsed or ceased to be exercisable under this Plan, any former plan or any other share option plan established by the Company, of which not more than 3%, exclusive as aforesaid, may be put under Option in any period of 12 months starting June 19 1996. Options which lapse or cease to be exercisable under this Plan or any other share option plan established by the Company may be regranted.

5. Maximum number of Shares in respect of which Options may be granted to any person

Subject to Rule 13 below the maximum number of Shares in respect of which Options may be granted to any person in accordance with this Plan in the period of this authority shall be 75,736 Shares (being 10% of the total number of shares in respect of which Options may be granted pursuant to this Plan). Save that any person who commences employment for the first time (whether before or after the adoption of this Plan) with the Company or a subsidiary shall be eligible to be granted Options in respect of up to 362,500 Shares in the period of 12 months after the commencement of his employment.

6.    Further restrictions on the grant of Incentive Stock Options

      (a) Incentive Stock Options may only be granted to employees (as that term is used in Section 422 of the Code) of any company which is a member of the ISO Group at the date of grant of an Option;

      (b) The aggregate fair market value (determined as at the time of grant) of Shares in respect of which Incentive Stock Options are exercisable for the first time by an employee during any calendar year pursuant to this Plan (and under any other plan permitting the granting of Incentive Stock Options which might hereafter be established by any company in the ISO Group) may not exceed US$100,000. If the



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            fair market value of shares on the date of grant in respect of which
            Incentive Stock Options are exercisable for the first time by an employee during any calendar year exceeds US$100,000, then the Options for the first US$100,000 worth of shares to become exercisable in such calendar year will be Incentive Stock Option and the Options for the amount in excess of US$100,000 that become exercisable in that calendar year will not be Incentive Stock Options.

7.    Payment for grant of Options

The amount, if any, payable in consideration of the grant of any Options shall be as the Board may decide but in any event shall not be more than GBP 1, which shall not be returnable.

8.    Subscription Price

The subscription price payable for any Share to be subscribed upon the exercise of any Option shall be not less than the fair market value of a Share at the time the Option is granted save that:

      (a) In the case of an Option granted to a 10% Shareholder the subscription price shall, be not less than 110% of the fair market value of a Share at the time the Option is granted; and

      (b) in any event the subscription price shall be not less than the nominal value of a Share.

9.    Times at which Options may be granted

Options may only be granted:

      (a)   within the period of 30 days immediately following June 19 1996;
            or

      (b) within the period of 42 days immediately following (1) the date on which the Company announces its interim or preliminary annual trading results for any period to the press and The London Stock Exchange or, if later, (2) the date of a permit granted by the California Commissioner of Corporations covering the granting of Options (provided in respect of directors of the Company that such date does not fall during the period of two months prior to the announcement of interim or preliminary annual trading results or, if shorter, the period from the relevant financial period end up to and including the time of the announcement; or
      (c) to any person who commences employment with the Group for the first time, within the period of 45 days immediately thereafter (provided that in respect of directors of the Company such date does not fall during the period of two months prior to the announcement of interim or preliminary annual trading results or, if shorter, the period from the relevant financial period end up to and including the time of the announcement);

      (d) notwithstanding the provisions of Rules 9 (a) (b) and (c) above the Directors may grant Options outside the periods specified in these Rules in circumstances which the



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            Directors in their absolute discretion deem sufficiently exceptional to justify the grant of Options at that time.

10.   Performance Targets

10.1 The exercise of any Option may by its terms be conditional upon the attainment of an objective Performance Target. The terms of each Performance Target shall themselves be determined by the Executive Remuneration Committee of the Board in their discretion and shall be specified to the relevant Eligible Person at the same time as the Date of Grant to such Eligible Person.

10.2 Where an issue or reorganisation by the Company or any of its Subsidiary Corporations, including, without limitation, any issue of shares or securities or any reduction of capital or sub-division or consolidation of shares) or any other event or circumstance (including a change in accounting policies or practice or a change in the length of the Company's accounting period) causes the Executive Remuneration Committee reasonably to consider that a different performance target (including in the case of Rules 11(b) and 14 an appropriate reduction in the period for achieving such a target) would be a more appropriate measure of performance and that the different target will be a fairer measure of such performance or that any amended performance target will provide a more effective incentive to the holders of Options, the Executive Remuneration Committee after due consultation with the auditors of the Company may determine that a new Performance Target shall be substituted for the existing Performance Target applicable to such Option or Options.

10.3 Where the Executive Remuneration Committee has imposed a Performance Target under Rule 10.1 upon the grant of an Option, that Option may not be exercised except in accordance with any such Performance Target, as from time to time varied in accordance with Rule 10.2.

11.   Option Period

(a) No Option shall be capable of being exercised later than 10 years after the Date of Grant or in the case of a 10% Shareholder 5 years after the Date of Grant.

(b) Exercise of an Option shall always be subject to the following additional provisions: (i) if the option holder's employment is terminated for any reason except the option holder's death or disability (whether such disability is temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Board), then the option holder may exercise such option holder's Options only to the extent that such Options would have been exercisable upon the effective date of such termination no later than three months after the effective date of such termination (or such shorter time period as may be specified in the Option), but in any event, no later than the expiration date of the Options; and (ii) if the option holder's employment is terminated because of death or disability (or the option holder dies within three months of such termination) then the option holder's Options may be exercised only to the extent that such Options would have been exercisable by the option holder on the effective date of such termination and must be exercised by the option holder (or the option holder's legal representative or authorised assignee) no later than 12 months



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      after the effective date of such termination (or such shorter time period as may be specified in the Option), but in any event no later than the expiration date of the Options.

(c) Options shall become exercisable at such times and in such increments as shall be determined by the Board. Nevertheless, Options granted to an option holder who is not a director or officer of any Company in the Group shall become exercisable at a rate of at least as fast as 20% per year over a period of 5 years.

12.   Stock Exchange Listing

All Shares allotted upon the exercise of any Option shall rank pari passu in all respects with the Shares then in issue and the Company shall apply to the Council of The London Stock Exchange for Shares allotted pursuant to any Option to be admitted to the Official List. For those Options which are subject to the California Corporate Securities Law of 1968 without exemption, the Company shall provide to each person who shall hold one or more of such Options, a copy of the annual report of the Company as soon as reasonably practicable after it is released by the Company.

13.   Variation in share capital

      (a) As provided for in the rules of The London Stock Exchange, in the event of any increase in the number of Shares issued by way of capitalisation or rights issue, or any sub-division, consolidation or reduction effected without receipt of consideration, the Board will make the appropriate adjustment to:-

            (i)      the restrictions imposed by Rules 4 and 5 above; and/or

            (ii)     the number of Shares which are subject to any Option;
                     and/or

            (iii) the subscription price payable for each Shares under any Option;

            provided that the subscription price for any Share shall not be less than the nominal value of such Share and no adjustment shall cause an Option to be capable of being exercised later than as mentioned in Rule 11 above.

      (b) As required by the rules of The London Stock Exchange, except in the case of a capitalisation issue no such adjustment shall be made without the prior written confirmation of the auditors of the Company for the time being that it is in their opinion fair and reasonable.

      (c) Written notice of any adjustment shall be given to any person granted an Option who is affected thereby.

14.   Winding-up of the Company and change of control

(a) Notwithstanding Rule 11 above it shall be a term and condition of any Option that in the event of notice being given to shareholders of a resolution for the winding-up of the Company the Option shall be capable of exercise within the period of six months commencing on the date on which the resolution is passed and thereafter the Option shall lapse.



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(b)    If the Company is succeeded by a successor corporation, or if any person ("the Offeror") obtains control of the Company then the successor corporation or Offeror may assume, convert or replace any or all outstanding Options, which action will be binding on all option holders. In the alternative, the successor corporation or Offeror may substitute equivalent options or provide substantially similar consideration to option holders as was provided to shareholders (after taking into account the existing provisions of the Options). If such successor corporation or Offeror refuses to assume or substitute Options, such Options shall accelerate and become exercisable in full on such conditions as the Board shall determine prior to such succession or change of control. Any Options not so replaced or exercised shall lapse and cease to be exercisable.

15.   Alteration of the Plan

      (a) Subject to Rule 15(b) below the Board may at any time alter or add to all or any of the provisions of the Plan in any respect;

      (b) Subject to Rule 15(c) below no alterations or addition shall be made to the advantage of Eligible Persons or to the provisions of Rules 2(a), 3, 4, 5, 7, 8, 9, 11, 12, 13, 14, 17 and this Rule 15 without the prior approval of shareholders of the Company in general meeting;

      (c) Rule 15(b) above shall not apply to the extent that any alteration or addition is necessary or desirable in order to comply with the laws and regulations for the time being in force in the United Kingdom or the United States of America, to ensure and maintain treatment as Incentive Stock Options of those Options intended to be treated as such or to obtain or maintain approval of the Plan from any Government or other regulatory or advisory body whether in the United Kingdom or the United States of America or elsewhere provided that any such alteration or addition shall not affect the basic principles of the Plan.

16.   Financial Statements

The Company shall provide financial statements to each option holder prior to such option holder's purchase of Shares under the Plan, and to each option holder annually during the period such option holder has Options outstanding; provided however, the Company shall not be required to provide such financial statements to option holders whose services in connection with the Company assure them access to equivalent information.

17.   Duration of the Plan

The authority to grant Options under the Plan will expire on June 18 1999.



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                      MICRO FOCUS 1996 SHARE OPTION PLAN

                      CERTIFICATE OF SHARE OPTIONS GRANT

                       Date of Grant: _____________199_

THIS IS TO CERTIFY THAT on the Date of Grant shown above [Firstname] [Lastname]

WAS GRANTED [AMOUNT] OPTIONS, each such option being a right granted by Micro Focus Group PLC reg. No. 1709998 ("the Company") to subscribe for a fully-paid Ordinary share of 10p in the capital of the Company at a price of pounds Sterling _______ per share.

The terms used in this Certificate and the attached Schedule are defined in the Glossary on the back of this Certificate.

All options granted by the company are granted pursuant to and are subject to all the terms and conditions set out in the Micro Focus Share Option Plan which was approved and adopted by the shareholders of the Company on 19th June 1996. All Options are granted subject to the terms and conditions set out in this Certificate and are subject to: o terms and conditions set by the Company (as set out in Part A of the Schedule); and

o terms and conditions required by U.K. and U.S. corporate laws and regulations (as set out in Part B of the Schedule); and

o in respect of ______ OPTIONS, the additional terms and conditions required by U.S tax rules (as set out in part C of the Schedule) in order that such Options will not be treated as Approved Options under the Micro Focus Group Inland Revenue Approved Share Option Scheme; and

o in respect of ______OPTIONS, the additional terms and conditions required by U.K. tax rules (as set out in Part E of the Schedule) in order that such Options are granted as Approved Options under the Micro Focus Group Inland Revenue Approved Share Option Scheme established by resolution of the board on 20th April 1996, and the additional terms and conditions required by U.S. tax rules (as set out in part C of the Schedule) in order that such Options will qualify as Incentive Stock Options; and

o in respect of ______ OPTIONS, the additional terms and conditions required by U.K. tax rules (as set out in Part E of the Schedule) in order that such Options are granted as Approved Options under the Micro Focus Group Inland Revenue Share Option Scheme established by resolution of the Board on 20th April 1996, and the additional terms and conditions (as set out in Part D of the Schedule) in order that such Options will be treated as Non-Qualified Stock Options; and



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o     in respect of ______ OPTIONS, the additional terms and conditions (as set out in Part D of the Schedule) necessary to ensure that such Options will be treated as Non-Qualified Stock Options, and the additional terms and conditions (as set out in Part F of the Schedule) to ensure that such Options will not be treated as Approved Options under the Micro Focus Group Inland Revenue Approved Share Option Scheme.

Subject to the terms and conditions set out in the Schedule, the Options will be exercisable in accordance with the following vesting Schedule:

-------------------------------------------------------------------------------
On or after Vesting Date:    But Before Lapse Date:   Number of options:
-------------------------    ----------------------   ------------------
( _________ 19__ )          ( _________ 20__ )        20% of the Options
( _________ 19__ )          ( _________ 20__ )        20% of the Options
( _________ 20__ )          ( _________ 20__ )        20% of the Options
( _________ 20__ )          ( _________ 20__ )        20% of the Options
( _________ 20__ )          ( _________ 20__ )        20% of the Options
-------------------------------------------------------------------------------


These Options shall cease to be exercisable, as set out in Clause 3 of Part A of the Schedule, if the Option-holder ceases to hold employment within the Group or ceases to be party to a Consultancy agreement, unless by reason of disability or death.

In consideration of these Options and as a condition of acceptance of these Options by the Option Holder, the Option Holder hereby agrees with the Company to accept, and undertake to be bound by, the terms and conditions referred to above and as set out in the Schedule.

                      Signed:
                             ----------------------------
                                 Option-Holder

               Signed for and behalf of Micro Focus Group PLC by

                  -------------------------------------------
                                   Director



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

                                   GLOSSARY

In the Certificate and the attached Schedule:

"Account Day"           means the day on which dealings on the London Stock
                        Exchange are presented for settlement;

"the board"             means the board of directors of the Company or a duly
                        authorised committee of the board of directors;

"Business Day"          means any day between and including Monday through
                        Friday in any week, excluding any day which is a public
                        holiday in either England or California or is not a
                        dealing day of the Stock Exchange in London;

"the Certificate"       means the certificate evidencing the grant of these
                        options to the Option-holder;

"the Code"              means The United States Internal Revenue Code of 1986
                        (as amended)

"a Consultancy
Agreement"              means an agreement under which the Option-holder is
                        obliged to provide services directly or indirectly to
                        any company within the Group;

"the Conversion Rate"   means the average currency conversion rate quoted by
                        the Bank of America in London as the price for Pounds
                        Sterling purchased with U.S. Dollars;

"the Company"           means Micro Focus Group Public Limited Company
                        (incorporated in England with reg. no. 1709998);

"the Date of Grant"     means the date upon which these Options are granted
                        as recorded on the Certificate;

"the Employer
Corporation"            means the company in which the Option- holder holds the
                        office or employment by virtue of which he or she has
                        been granted these Options;

"Exercise Price"        means the Pounds Sterling price payable on the
                        exercise of an Option as recorded on the face of the
                        Certificate together with any additional amount as
                        set out in Clause 2 of Part C of the Schedule which
                        might be required by the U.S. Internal Revenue
                        Service in order to preserve the status of Options as
                        Incentive Stock Options as defined in Clause 1(a) of
                        Part C of the Schedule;



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
"the Grantor"           means in respect of any Option, the company
                        identified in the Certificate as having granted that
                        Option (i.e., the Company or Nominees);

"the Group"             means the Company and every other company by which the
                        Company has direct or indirect control;

"Market Price"          means, at any time, the price per share at which
                        shares could then be sold on the Stock Exchange in
                        London as advised to the Options Administrator by the
                        Company's stockbroker

"a Non-Qualified
Stock Option"           means an Option which is not intended to be an
                        Incentive Stock Option (as defined in Clause 1(a) of
                        Part C of the Schedule).

"Option"                means option hereby granted to acquire a Share;

"Options"               means options hereby granted to acquire one Share each;

"the Options
Administrator"          means the person appointed by the Grantor as the Options
                        Administrator for the time being;

"Option-holder"         means person to whom Options are granted (including
                        upon the death of such person and where the context
                        so requires, his or her personal representatives);

"Option Shares"         means Shares acquired, or to be acquired, by the
                        Option-holder upon the exercise of Options including,
                        in the event of any reconstruction, amalgamation or
                        reorganisation of share capital in the Company,
                        shares representing such Shares and any additional
                        shares acquired by the Option-holder in consequence
                        of his or her holding of such Shares (other than
                        shares for which the Option- holder has given new
                        consideration);

"the Plans"             means the Micro Focus Share Option Plan (as set out in
                        Appendix 1, to the Chairman's letter to shareholders
                        dated 14 February 1997 as amended from time to time)

"the schedule"          means the Schedule to the Certificate;

"Share" means a fully-paid Ordinary share of 10p in the capital of the Company

"vested" means capable of being exercised in accordance with the vesting schedule on the face of the Certificate.



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                       1996 MICRO FOCUS SHARE OPTION PLAN

                                    SCHEDULE

                 Part A: TERMS AND CONDITIONS SET BY THE GRANTOR

1.   Vesting and Lapse of Options

     (a)After being granted, an Option becomes vested upon being held by the Option-Holder until the Vesting Date for that Option set out in the Certificate.

     (b)An Option lapses and is no longer exercisable after the Lapse Date for that Option set out in the Certificate or the date on which the relevant Performance Criteria shall have failed to be met, if earlier.

2.   Manner of exercise of Option

     (a)Options may be exercised on any occasion after becoming vested and before they have lapsed by:

        (i)the receipt of a notice by the Grantor given by the Option-Holder in the manner prescribed in clause 9 of this Part which identifies the Options that are to be exercised; and

        (ii)the receipt by the Grantor of the aggregate Exercise Price and applicable stamp duty in each case in Pounds Sterling in respect of such Options.

     (b)Upon receipt of a notice of exercise served in accordance with Clause 2(a) above and a remittance for the appropriate Exercise Price the Board of the Grantor shall deliver to the Option-Holder, as appropriate, a duly executed Stock Transfer Form for the number of Shares in respect of which such Options are duly exercised, together with a Share Certificate in respect thereof in the name of the Grantor;

     (c)If all Options represented by the Certificate are not exercised the Board may, at its discretion, endorse the Certificate so as to specify the number of Options which remain to be exercised and require the Option-Holder to deliver the Option Certificate to the Grantor for such purpose.

     (d)Shares transferred pursuant to exercise of Options shall be sold by the Grantor free of all liens, charges or encumbrances and with all rights attaching thereto at the date of receipt of a notice of exercise served in accordance with Clause 2(a) above.

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

3.   Cessation of employment and change of control

     (a)General Rule: Subject to provisions (b) and (c) of this clause, if the Option-Holder ceases to hold employment within the Group for any reason then all Options that have vested prior to the date of notice of termination by either party of the employment relationship will be exercisable by the Option-Holder until the date the Option-Holder ceases to hold employment and will thereafter lapse. All Options that have not become vested prior to the date of such notice will become null and void as of the date of such notice.

     (b)Disability: If the Option-Holder ceases to hold employment within the Group by reason of a certified physical or mental disability which makes it impossible to continue gainful employment for the rest of his or her natural life then all Options which have vested and not lapsed prior to the cessation date may be exercised within the period of one year beginning with the date that the Option-Holder ceased to hold employment within the Group.

     (c)Death: If the Option-Holder ceases to hold employment within the Group by reason of the Option-Holder's death, then all Option which may have vested and not lapsed prior to the cessation date may be exercised by the personal representatives of the Option-Holder within the period of one year beginning with the date of death.

     Change of Control

     (d)if any person obtains control of the Company as a result of making a general offer to acquire the whole of the issued ordinary share capital of the Company, an Option-Holder shall be entitled to exercise any Options then held by him within 6 months of the change of control following which any Options not so exercised shall lapse and cease to be exercisable.

4.   Non-transferability of Options

     Options are personal to the Option-Holder save as set out in Clauses 3(b) and 3(c) above, and may not be exercised by any other person. An Option shall lapse forthwith if it is purportedly assigned, mortgaged, charged or otherwise alienated or if the Option-Holder is adjudicated bankrupt or does or suffers any other act or thing whereby the Option-Holder would or might be deprived of the beneficial ownership of such Option.

5.   Independence of Options

     The statutory, contractual or other rights and obligations of the Option-Holder under the terms of any office, employment, contract or any other relationship with the Company or any other Company in the Group apart from the Options, shall not be affected by the grant or existence of these Options or any other right that the Option-Holder might otherwise have to exercise the Options and these Options shall not afford the Option-Holder any additional



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

     rights to continuation of, or to compensation or damages in consequence of the termination of, any office, employment or other relationship for any reason whatsoever.

6.   Sale or transfer of Option Shares

     To avoid inadvertent breach of the United States securities laws, and to promote the acquisition of shares by employees of companies within the Group, if the Option-Holder intends, at any time, to sell, assign or transfer any or all of the Option Shares, the Grantor will have the right of first refusal to purchase or arrange the purchase, sale, assignment or transfer of those Option Shares. The procedures to be adopted for the time being in the case of the Option-Holder wishing to sell Option Shares are as in Clauses 6(a) to 6(e) below:

     (a)The Option-Holder will give notice ("the Initial Sale Notice") to the Options Administrator stating the Option-Holder's intent to sell, assign or transfer the exercised Option Shares. The Initial Sale Notice must be made in writing be given by one of the methods in clause 9 below and state:

        (i) the number of shares to be sold, and

        (ii)the identification of the Option representing the Shares to be sold by quoting the grant date;

        the Options Administrator may then exercise a right of first refusal by proceeding as in Clauses 6(b), (c) or (d) below. If the Options Administrator for any reason declines to exercise this right of first refusal, then Clause 6(e) below will apply instead.

     (b)If the Grantor exercises its right of first refusal then the Options Administrator will make all reasonable efforts to obtain a Market Price quotation from the Company's stockbroker at The London Stock Exchange for the specified number of Shares by the next dealing day of The London Stock Exchange and to inform the Option-Holder of the quoted price as soon as practicable, in any event, within 48 hours.

     (c)After receiving the quotation referred to in Clause 6(b) above, if the Option-Holder decides to sell the Option Shares, the Option-Holder must give a notice ("the Sale Confirmation Notice") to the Options Administrator. The Sales Confirmation Notice must be made in writing by one of the methods in Clause 9 below.

        The Sale Confirmation Notice must restate the quotation price and may also state a lesser, minimum price below which the Option-Holder wishes to withdraw from the sale in the event that the minimum price or greater is not achievable.

        For the Sale Confirmation Notice to be valid and accepted and for the sale to take place, the Grantor must be in possession of the following;

        (i)the share certificate(s) for the Option Shares or equivalent in non material form, and

        (ii)a blank form of Stock Transfer, acceptable to The London Stock Exchange, relating to such Option Shares and signed by the Option-Holder.

     (d)Provided that a valid Sale Confirmation Notice is given by the Option-Holder to the Grantor, then the Grantor will proceed as soon as practicable, either:

        (i)to instruct the Company's stockbroker to sell through The London Stock Exchange the specified shares on behalf of the Option-Holder in such a way as will avoid contravention of U.S. federal and state security laws as soon as practicable and retain a commission of 1/2% of the gross proceeds for the Grantor's own account; or

        (ii)to purchase or arrange the purchase of the entire specified number of Option Shares at the Market Price quotation and will use its best efforts to do so in such a way as will avoid contravention of the U.S. federal and state securities laws as soon as is practicable and retain a commission for the Grantor's own account equivalent to the commission that would have been charged by the Company's stockbroker on that occasion.

        If any of the actions required of the Option-Holder described in Clauses 6(a), (c) and (d) above are not completed, the Grantor may be unable to complete the sale and in that event, should the Option-Holder wish to proceed with a sale, he or she must repeat the procedures in Clauses 6(a) to 6(d).

        The Grantor will pay the net proceeds of sale to the Option-Holder as soon as is practicable, given the nature of the transactions involved.

        The Company's stockbroker and the Grantor will use all reasonable efforts to achieve the purposes of these arrangements and will each attempt to achieve the Market Price quoted but cannot guarantee it as the Stock Exchange Market Price may shift between the quotation and the sale.

     (e)If the Option-Holder gives the Initial Sale Notice and the Options Administrator does not exercise its right of first refusal and either states this in writing to the Option-Holder or fails to obtain from the Company's stockbroker the Market Price quotation referred to in Clause 6(d) above by the end of the Business Day following that in which the Options Administrator received the Initial Sale Notice, then for the next five Business Days, the Option-Holder shall be at liberty subject to compliance with all applicable requirements of U.S. federal and state securities laws, The London Stock Exchange, and any other government or other regulatory or advisory body whether in the United Kingdom or United States of America, to sell, assign or transfer such Option Shares to any person on any terms, provided that the Option-Holder gives the Options Administrator notice in writing of that sale, assignment or transfer in accordance with Clause 9 within such five Business Days.

        If the Shareholder does sell, assign or transfer the Option Shares and notify the Options Administrator of that sale, assignment or transfer in accordance with Clause 9 below within such five Business Days, then when next the Option-Holder wishes to sell, assign or transfer any Option Shares he or she must repeat the procedures set forth in Clause 6(a) to 6(d) above so that the Grantor may again utilise its right of first refusal.

     (f)The Grantor may expand or change these procedures to accommodate The London Stock Exchange's or the Company's Stockbroker's trading practice or to ensure practicability of the administration procedures or to ensure an effective service for the sale, assignment or transfer of the Option Shares on behalf of the Option-Holder and in the case of assignment or transfer may add new procedures. Any such change will be notified to the Option-Holder.

7.   Alteration of these Terms and Conditions

     (a)Subject to clause (b) below, the Grantor may at any time alter or add to the terms and conditions of these Options in any respect.

      (b) After the Board of Inland Revenue has approved this Scheme, no alteration or addition shall be made which would affect its approval without the prior approval of the Board of Inland Revenue and no alteration or addition shall be made to the advantage of participants without the prior approval of the Company in general meeting save to the extent that any alteration or addition is necessary or desirable in order to comply with applicable laws and regulations for the time being in force in England, the USA or elsewhere, or to obtain or maintain approval of this Scheme from the Board of Inland Revenue.

8.   Right of First Refusal

     The Grantor may assign the right of first person or persons and in that event

     (i)  the Grantor shall give notice in writing to the Option-Holder, and

     (ii) the provisions of Clause 6 shall be read and construed as if all references to "the Grantor" or "the Options Administrator" were references to the assignee.

9.   Service of Notices

     For the purposes of the notices to be given to the recipient under Clauses 2(a), 6(a), 6(c) and 6(e) only, a notice must be sent, received and acknowledged as follows-

     (a) the notice must be given to the recipient using one or more of the following methods

        (i) by personal delivery in writing to the recipient, or in the case of Options Administrator, his or her designee; or

        (ii)by electronic mail to the recipient's identification code "OPTIONS" using the Group's electronic mail system; or

        (iii)by facsimile to the recipient's FAX machine, which must be compatible with those used by the Grantor.

     (b) The notice must be received by the recipient using any of the above methods, in order to be considered given

     (c) The recipient must make his or her best efforts to act upon the notice as soon as reasonably practicable after actual receipt of the notice.

10.  Applicable law

     The rights and obligations of the Option-Holder and the Grantor under the terms and conditions set out in this Certificate, the Schedule and the Appendix are subject to all applicable requirements of U.S. federal and state laws and with all applicable requirements of The London Stock Exchange and any government or other regulatory or advisory body whether in the United Kingdom or the United States of America. Save as aforesaid this certificate, the schedule and the appendix shall be governed by and construed in accordance with the laws of England

11.  Force Majeure

     Notwithstanding any other provision of the Certificate this Schedule or of the Appendix, no default, delay or failure to perform on the part of any party shall be considered a breach of any term or condition of this Certificate or the Schedule if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged therewith, including, but not limited to, causes such as strikes, lockouts or other labour disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, epidemics, war, embargoes or other acts of the public enemy, nuclear disasters, default of a common carrier or failure of a communication system

12.  Disclaimer

     Neither the Company nor, the Grantor, their officers, directors, employees or agents warrants any benefit or value from the holding or sale of any option or the acquisition, holding or sale of any share, nor guarantees any such benefits or value that might be perceived by the option-Holder or by any other person, nor guarantees the effect of any act contemplated herein.

                       PART B : REGULATORY REQUIREMENTS

13.  Shareholders' circulars

     The option-Holder shall be sent copies of all documents (including the annual directors' report and accounts), other than proxy or voting forms, sent to the holders of Shares

14.  Stock Exchange listing

     As required by The London Stock Exchange to be drawn to the attention of the Option-holder all Shares allotted upon the exercise of Options shall rank equally in all respects with the Shares then in issue and the Company shall apply to the Council of The London Stock Exchange for such Shares to be admitted to the Official List of The London Stock Exchange.

     Restrictions imposed upon the exercise of options and the disposal of shares

     (a)Options may not in any event be exercised unless such exercise is in compliance with the U.S. Securities Act of 1933 (as amended), if applicable, and all applicable, U.S state securities laws, as they are in effect at that time;

     (b)In exercising Options the Option-holder shall have regard to the provisions of the Model Code for Securities Transactions by Directors of Listed Companies issued by The London Stock Exchange, a copy of which may be obtained from the Options Administrator;

     (c)Unless sold outside of the United States of America in a manner which removes the sale from the purview of the U.S. federal securities laws, all Shares acquired upon the exercise of Options must be held indefinitely unless they are registered under the Securities Act of 1933 or an exemption from registration is available;

     (d)The transfer of any Shares acquired upon the exercise of Options may be restricted or affected by various state securities laws in the United States of America.

     (e)In disposing of any Shares acquired pursuant to the exercise of Options, the Option-Holder shall have regard to the provisions of the U.K. Company Securities (Insider Dealing) Act 1985, a copy of which may be obtained from the Options Administrator, and the Model Code referred to in clause 14(b) above.

15. Restrictions imposed upon the exercise of options and the disposal of shares

     (a)Options may not in any event be exercised unless such exercise is in compliance with the U.S. Securities Act of 1933 (as amended), if applicable, and all applicable U.S. state securities laws, as they are in effect at that time;

     (b)in exercising Options the option-Holder shall have regard to the provisions of the Model Code for Securities Transactions by Directors of Listed Companies issued by The London Stock Exchange, a copy of which may be obtained from the Options Administrator;

     (c)unless sold outside the United States of America in a manner which removes the sale from the purview of the U.S. federal securities laws, all Shares acquired upon the exercise of Options must be held indefinitely unless they are registered under the Securities Act of 1933 or an exemption from registration is available

     (d)the transfer of any Shares acquired upon the exercise of Options may be restricted or affected by various state securities laws in the United States of America

     (e)in disposing of any Shares acquired pursuant to the exercise of Options, the Option-Holder shall (inter alia) have regard to the provisions relating to Insider Dealing set out in the U.K. Criminal Justice Act 1993, a copy of which may be obtained from the Options Administrator, and the Model Code referred to in Clause 15(b) above

16.  Reconstruction or amalgamation

     If an arrangement between the Company and any person holding shares in the Company is proposed for the purpose of or in connection with a scheme for the reconstruction of the Company or the amalgamation of the Company and any one or more other companies (whether or not involving the subsequent winding-up of the Company) and under the arrangement the Company will cease to be the holding company of the Micro Focus group of companies then the Board shall give notice in writing to the Option-Holder either:

     (a)that the Company shall as a condition of the Company's agreement to such arrangement require that the company which is to become the holding company of the Micro Focus group of companies ("the New Company") shall, subject to compliance with any applicable laws or regulations for the time being in force in the United States of America or the United Kingdom or any necessary consents or approvals from any government or other regulatory or advisory body whether in the United Kingdom or the United States of America or elsewhere, procure the grant to the Option-Holder of a new option or options of equivalent value in substitution for these Options, PROVIDED THAT upon the grant (or substitution) of such new option (or options) the Option-Holder releases the Grantor from all the obligations and liabilities arising under or in connection with these Options with the intent that all these Options shall thereupon cease to be exercisable, or

     (b)that the Options not yet exercised on the date of such Notice shall accelerate and become exercisable in full prior to the reconstruction or amalgamation of the Company .

17.  Winding up of the Company

     In the event of notice being given to shareholders of a resolution for the voluntary winding up of the Company Options may be exercised within the period of 6months beginning with the date on which such resolution is passed and shall cease to be exercisable at the end of that period.

18.   Variation in Share Capital

     (a)As permitted by The London Stock Exchange, in the event of any change in the number of Shares in issue by way of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares, the board of the Grantor will make the appropriate adjustment to

        (i) the number of Options; and/or

        (ii)the Exercise Price payable upon the exercise of an Option; and

     (b)written notice of any such adjustment shall be given to the Option-Holder.

19.  Alteration of terms and conditions

     As required by the California Commissioner of Corporations, no alteration or addition shall be made pursuant to Clause 7 of Part A of the schedule which adversely affects the Option-Holder without his or her written consent.

20.  Withholding Taxes

     If any withholding obligation of any company in the Group shall arise with respect to the Option-Holder as the result of my transaction relating to the Options or the Option Shares, the option-Holder will pay or make adequate provision for any such withholding obligation.

21.  Minimum vesting schedule

     As required by the California Commission of Corporations, the vesting schedule in the Certificate must be such that the Options will vest at no later than at a rate of twenty percent (20%) per year for each full year that the Option-holder remains continuously employed by the Group since the Date of Grant.

   PART C: ADDITIONAL TERMS AND CONDITIONS REQUIRED) BY U.S. TAX RULES IN THE
                        CASE OF AN INCENTIVE STOCK OPTION

1.   Definitions

     In this part of the schedule:

     (a) Incentive Stock       means an incentive stock option within
         Option                the meaning of section 422A of the Code;

     (b) the ISO Group         means the Company and any other company
                               which is a Parent Corporation or
                               Subsidiary Corporation of the Company;

     (c) Parent Corporation    means any corporation (other than the
                               Employer Corporation) in an unbroken chain of corporations ending with the Employer Corporation it, at the Date of Grant, each of the corporations other than the Employer Corporation owns stock (or shares) possessing 50% or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chain;

     (d) Predecessor           means a corporation which was a party to
         Corporation           a transaction described in section 425(a)
                               of the Code (or which would be so described if substitutions or assumption under such section had been effective) with the Company, or a corporation which, at the Date of Grant, is a related corporation of the Company or a Predecessor Corporation of any of such corporations;

     (e) Subsidiary            means any corporation (other than the
         corporation           Employer Corporation) in an unbroken chain of
                               corporations beginning with the Employer
                               Corporation if, at the Date of Grant, each of the corporations other than the last corporation in the unbroken chain owns stock (or shares) possessing 50% or more of the total combined voting power of all classes of stock (or shares) in one of the other corporations in such chains.

     Words and phrases not otherwise defined have the same meanings as in the Glossary on the reverse of the Certificate.

     For the purpose of ensuring that an Option which is subject to these terms and conditions will qualify as an Incentive Stock Option, the provisions of the Certificate and Parts A and B C of this Schedule insofar as they apply to any such Option shall be read and construed as if all references to "the ISO Group" were substituted for all reference to "the Group".

2.    Currency conversion

     (a)If at the date of grant of an Option the Option-holder is in receipt of "compensation (as defined in section 3231 (e) of the Code) in US dollars, then Clause 2(b) will apply to that Option, unless the operation of Clause 2(c) has made Clause 2(b) inapplicable.

     (b)If the conversion rate on the date of exercise of any Option has changed such that a reduced number of dollars is required to purchase the number of Pounds Sterling needed to make up the Exercise Price than would be so required at the Conversion Rate that existed on the Date of Grant, then the Exercise Price (in Pounds Sterling) for that Option will be increased by the amount of such reduction in dollars, converted into Pounds Sterling at the Conversion Rate on the date of exercise.

     (c)Clause 2(b) will not apply if, before the first date on which the Option-holder exercises an Option granted under the circumstances in Clause 2(a), the United States Internal Revenue Service has given a ruling to the effect that the benefit of favourable tax treatment under section 421 of the Code is available on exercise of that Option, even if the rate of exchange between Pounds Sterling and the US Dollar has changed, as described in Clause 2(b), since the Date of Grant.

3.   Variation in share capital

     No adjustment or addition shall be made pursuant to Clause 7 of Part A of the Schedule or pursuant to Clause 7 of Part B of the Schedule which would give the Option-holder additional benefits under any Incentive Stock Option as provided in section 425(h) (3) of the Code.

4.   Notice of disqualifying disposition

     To enable the Group to comply with any obligations, including withholding tax, which it may have as the result of an early sale or disposition of the Option Shares, if the Option-holder sells or otherwise disposes of any of the Option Shares acquired subject to this Part C before the later of:

     (a)the date two years after the Date of Grant of the Incentive Stock Option by which the Option Shares were acquired; and

     (b)the date one year after transfer of such Option Shares to the Option-holder upon exercise of the Incentive Stock Option by which the Option Shares were acquired;

     then the Option-holder will immediately notify the Company in writing of said disposition.

    PART D: TERM NECESSARY TO ENSURE THAT A NON-OUALIFIED STOCK OPTION IS NOT
                      TREATED AS AN INCENTIVE STOCK OPTION

     Options which are granted subject to this Part D of the Schedule are not intended to be incentive Stock Options within the meaning of Section 422A of the Code. These Options may be exercised at any time subject to the terms and conditions of Parts A of the Schedule.

  PART E: ADDITIONAL TERMS AND CONDITIONS REOUIRED BY UK TAX RULES IN THE CASE
    OF AN OPTION GRANTED UNDER THE MICRO FOCUS GROUP INLAND REVENUE APPROVED
                               SHARE OPTION SCHEME

1.   Definitions

     In this Part of the Schedule:

     (a) "Close Company" has the same meaning as in Chapter I of
                         Part XI of the Income and Corporation Taxes Act 1988 SAVE THAT in determining whether a company is a Close Company for the purposes of the Scheme, sections 414(1)
                         (a) and 415 of that Act shall be disregarded;

     (b) "material       has the same meaning as in Chapter I of Part XI
          interest"      of the Taxes Act SAVE THAT in determining for
                         the purposes of this Scheme and Schedule whether a person has or has had a material interest in a company, section 187(3) of that Act shall have effect with references to 10%;

     (c) "the Scheme"    means the Micro Focus Inland Revenue Approved Share
                         Option Scheme established by the Company
                         (by resolution of the Board dated April 1996) in accordance with the Plan.

     Words and phrases not otherwise defined in this Part of the Schedule or Part A or B of the Schedule have the same meaning as in section 187 and
     Schedule 9 of the Taxes Act 1988.

     Words denoting the masculine gender shall include the feminine.

2.   Applicability of this Part

     An Option which is subject to this Part of the Schedule is granted in accordance with the Micro Focus Group Inland Revenue Approved Share Option Scheme established by resolution of the Board on 20th April 1996 (the "Approved Scheme"). The board of

     Directors of the Grantor will have the right to make amendments or modifications to the Approved Scheme and/or any of the terms and conditions of the Certificate and all Parts of its Schedule to which Approved Options are subject in order to ensure that Inland Revenue approval is obtained.

3.   Interest in Close Company

     An Option which is subject to this Part of the Schedule may not be exercised at any time when the Option-holder has, or has within the preceding twelve months, had a material interest in a Close Company being either the Company or a company which has control of the Company or is a member of a consortium which owns such a company.

4.   Alterations or Additions

     After the Board of Inland Revenue has approved the Scheme pursuant to
     Schedule 9 of the Income and Corporation Taxes Act 1988, no alteration or addition shall be made to any term or condition of any Option granted in accordance with the Scheme without the prior approval of the Board of Inland Revenue.

         PART F: ADDITIONAL TERMS AND CONDITIONS OF UK UNAPPROVED SHARE
                                    OPTIONS

     Options subject to this Part of the Schedule are not granted in accordance with the Micro Focus Group Inland Revenue Approved Share Option Scheme and are not intended to qualify for favourable UK tax treatment under the Income and Corporation Taxes Act 1988.

                     PART G: PERFORMANCE TARGETS (if any)